EXHIBIT 99.1

PRESS RELEASE DATED JANUARY 25, 2023

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
FOURTH QUARTER AND YEAR END 2022 RESULTS

NOTABLE ITEMS INCLUDE:

FOURTH QUARTER 2022
•DILUTED EARNINGS PER SHARE OF $0.31 FOR THE FOURTH QUARTER OF 2022, COMPARED TO $0.37 FOR THE TRAILING QUARTER, AND $0.34 FOR THE FOURTH QUARTER OF 2021.
•NET INTEREST MARGIN DECREASED BY 19 BASIS POINTS TO 2.89% COMPARED TO 3.08% FOR THE TRAILING QUARTER, AND BY SEVEN BASIS POINTS COMPARED TO 2.96% FOR THE FOURTH QUARTER OF 2021.
◦Net interest income included loan prepayment income of $287,000 in the current quarter as compared to $1.6 million in the trailing quarter and $2.0 million in the fourth quarter of 2021.
◦Net interest income included Paycheck Protection Program (“PPP”) fees of $1.3 million in the fourth quarter of 2021.
•CREDIT QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.24%.
•REPURCHASED 556,859 SHARES TOTALING APPROXIMATELY $8.5 MILLION.
•CASH DIVIDEND OF $0.13 PER SHARE DECLARED ON COMMON STOCK, PAYABLE FEBRUARY 22, 2023, TO STOCKHOLDERS OF RECORD AS OF FEBRUARY 8, 2023.
FULL-YEAR 2022
•DILUTED EARNINGS PER SHARE OF $1.32 COMPARED TO $1.45 FOR 2021.
•NET INTEREST INCOME INCREASED $2.7 MILLION, OR 1.71%, DRIVEN BY LOAN GROWTH.
◦Net interest income included PPP fees of $1.3 million in 2022 as compared to $5.6 million in 2021.
◦Net interest income included interest income related to purchased credit-deteriorated (“PCD”) loans of $1.5 million in 2022 as compared to $3.7 million in 2021.
•NET INTEREST MARGIN DECREASED BY FOUR BASIS POINTS TO 2.97% COMPARED TO 3.01% FOR 2021.
•LOANS HELD-FOR-INVESTMENT, EXCLUDING PPP LOANS, INCREASED $472.5 MILLION, OR 12.5%, PRIMARILY DUE TO INCREASES IN MULTIFAMILY AND COMMERCIAL REAL ESTATE LOANS.

•REPURCHASED 2.1 MILLION SHARES TOTALING APPROXIMATELY $30.8 MILLION.
WOODBRIDGE, N.J., JANUARY 25, 2023 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK), the holding company for Northfield Bank, reported net income of $14.1 million, or $0.31, per diluted share for the quarter ended December 31, 2022, as compared to $17.0 million, or $0.37, per diluted share for the quarter ended September 30, 2022, and $16.1 million, or $0.34 per diluted share for the quarter ended December 31, 2021. For the year ended December 31, 2022, net income totaled $61.1 million, or $1.32 per diluted share, compared to $70.7 million, or $1.45 per diluted share, for the year ended December 31, 2021. The decrease in net income for the quarter ended December 31, 2022, as compared to the trailing quarter, was primarily due to a decrease in net interest income, attributable to increased interest expense and lower loan prepayment income. The decrease in net income for the quarter ended December 31, 2022, as compared to the quarter ended December 31, 2021, was primarily due to an increase in the provision for credit losses on loans, a decrease in PPP fee income, and a decrease in non-interest income. The decrease in net income for the year ended December 31, 2022, as compared to the prior year was primarily due to a benefit for credit losses on loans in the prior year of $6.2 million, compared to a provision for credit losses on loans in the current year of $4.5 million.

Commenting on the quarter and year, Steven M. Klein, the Company’s Chairman, President and Chief Executive Officer stated, “Throughout 2022, we executed on our strategic plan to deploy our strong capital base through prudent loan growth and diversification, building core deposits focused on low cost transaction accounts, and stock repurchases. In the fourth quarter, earnings were affected, in part, by lower loan prepayment income and increased costs on interest-bearing liabilities due to higher market interest rates.” Mr. Klein continued, “We remain committed to serving our communities and deploying our capital prudently in an environment of rising interest rates and economic uncertainty.”

Mr. Klein also stated, “I’m pleased to announce that we have enhanced our non-sufficient funds program for consumer checking accounts that, among other things, eliminates fees for unpaid returned items. Enhancements to our non-sufficient funds program is effective February 1, 2023, and complements our Bank On Certified Convenience Checking Account, which provides access to a safe and affordable critical banking service.”

Mr. Klein further noted, “I am pleased to announce that the Board of Directors has declared a cash dividend of $0.13 per common share, payable February 22, 2023, to stockholders of record on February 8, 2023.”
Results of Operations
Comparison of Operating Results for the Years Ended December 31, 2022 and 2021

Net income was $61.1 million and $70.7 million for the years ended December 31, 2022 and December 31, 2021, respectively. Significant variances from the prior year are as follows: a $2.7 million increase in net interest income, a $10.7 million increase in the provision for credit losses on loans, a $6.5 million decrease in non-interest income, a $2.2 million decrease in non-interest expense, and a $2.7 million decrease in income tax expense.

Net interest income for the year ended December 31, 2022, increased $2.7 million, or 1.7%, to $158.3 million, from $155.6 million for the year ended December 31, 2021, primarily due to a $155.3 million, or 3.0%, increase in average interest-earning assets, partially offset by a four basis point decrease in net interest margin to 2.97% from 3.01%. The increase in average interest-earning assets was primarily due to increases in average loans outstanding of $214.9 million, and average other securities of $133.9 million. The increases were partially offset by decreases in average mortgage-backed securities of $111.6 million, average Federal Home Loan Bank of New York (“FHLBNY”) stock of $2.9 million, and average interest-earning deposits in financial institutions of $79.1 million. Partially offsetting the increase in net interest income was a $4.3 million reduction in fees related to the forgiveness of PPP loans for the year ended December 31, 2022, as compared to the year ended December 31, 2021.

The decrease in net interest margin was primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 11 basis points to 0.55% for the year ended December 31, 2022, from 0.44% for the year ended December 31, 2021, driven by both higher cost of deposits and borrowed funds, reflective of the rising rate environment. The increase in the cost of borrowings was also due in part to the issuance of $60.9 million of subordinated notes (net of issuance costs) in June 2022. The increase in the cost of interest-bearing liabilities was partially offset by an increase in yields on interest-earning assets which increased four basis points to 3.37% for the year ended December 31, 2022, from 3.33% for the year ended December 31, 2021. The Company accreted interest income related to PCD loans of $1.5 million for the year ended December 31, 2022, as compared to $3.7 million for the year ended December 31, 2021. The higher accretable PCD interest income in the prior year was primarily related to payoffs of PCD loans in the first quarter of 2021. Fees recognized from PPP loans totaled $1.3 million for the year ended December 31, 2022, as compared to $5.6 million for the year ended December 31, 2021. Net interest income for the year ended December 31, 2022, included loan prepayment income of $4.5 million as compared to $5.1 million for the year ended December 31, 2021.

The provision for credit losses on loans increased by $10.7 million to a provision of $4.5 million for the year ended December 31, 2022, compared to a benefit of $6.2 million for the year ended December 31, 2021. The prior year benefit for credit losses was primarily due to the improvement in the economic forecast as a result of the post-pandemic recovery and an improvement in asset quality. The current year provision for credit losses is primarily due to loan growth and a declining macroeconomic forecast, partially offset by an improvement in asset quality and lower net charge-offs. At December 31, 2022, management qualitatively adjusted the economic forecast to account for uncertainty inherent in the third-party economic forecast scenarios utilized. Net charge-offs were $838,000 for the year ended December 31, 2022, as compared to net charge-offs of $2.8 million for the year ended December 31, 2021, which related to PCD loans. Partially offsetting the increase in the provision for credit losses on loans was a decrease in the provision for unfunded commitments of $1.4 million attributable to a decrease in the pipeline of loans approved and awaiting closing, which is a component of other non-interest expense.

Non-interest income decreased $6.5 million, or 44.8%, to $8.0 million for the year ended December 31, 2022, from $14.5 million for the year ended December 31, 2021, due primarily to a decrease of $3.9 million in gains on trading securities, net, a $948,000 decrease in gains on sales of loans, a $689,000 decrease in income on bank-owned life insurance attributable to fewer policies in 2022, and a $1.2 million decrease in net realized gains on available-for-sale debt securities. For the year ended December 31, 2022, losses on trading securities were $2.2 million, as compared to gains of $1.7 million for the year ended December 31, 2021. The trading portfolio is utilized to fund the Company’s deferred compensation obligation to certain employees and directors of the Company's deferred compensation plan (the “Plan”). The participants of this Plan, at their election, defer a portion of their compensation. Gains and losses on trading securities have no effect on net income since participants benefit from, and bear the full risk of, changes in the trading securities market values. Therefore, the Company records an equal and offsetting amount in compensation expense, reflecting the change in the Company’s obligations under the Plan. The decrease in gains on sales of loans was due to a $1.4 million gain realized on the sale of approximately $126.3 million of multifamily loans in the second quarter of 2021, as compared to a $453,000 gain realized on the sale of five SBA loans totaling approximately $5.8 million in 2022. Partially offsetting the decreases was an increase of $311,000 in fees and service charges for customer services.

Non-interest expense decreased $2.2 million, or 2.8%, to $76.9 million for the year ended December 31, 2022, compared to $79.2 million for the year ended December 31, 2021. The decrease was primarily due to a $1.7 million decrease in employee compensation and benefits, a $1.4 million decrease in credit loss expense for off-balance sheet credit exposures, and a $715,000 decrease in occupancy expense. The decrease in employee compensation and benefits was due to a $3.9 million decrease in the mark to market of the Company's deferred compensation plan expense, which as discussed above has no effect on net income, as well as a decrease in medical benefit costs, partially offset by an increase in salary expense related to annual merit increases, and an increase in equity award expense related to new awards issued in the first quarter of 2022. The decrease in credit loss expense for off-balance sheet credit exposures was due to a benefit of $1.1 million recorded in the year ended December 31, 2022, compared to a provision of $307,000 for the prior year, attributed to a decrease in the pipeline of loans approved and awaiting closing. The decrease in occupancy expense was primarily related to lower property maintenance costs and depreciation expense. Partially offsetting the decreases were increases in data processing costs of $631,000, attributable to increased customer accounts and a higher number of transactions, professional fees of $250,000, related to higher recruitment, consulting and outsourcing fees, and other expense of $871,000, primarily related to higher charitable contributions and other operating expenses.

The Company recorded income tax expense of $23.7 million for the year ended December 31, 2022, compared to $26.5 million for the year ended December 31, 2021, with the decrease due to lower taxable income. The effective tax rate for the year ended December 31, 2022, was 28.0%, compared to 27.3% for the year ended December 31, 2021.

Comparison of Operating Results for the Three Months Ended December 31, 2022 and 2021

Net income was $14.1 million and $16.1 million for the quarters ended December 31, 2022, and December 31, 2021, respectively. Significant variances from the comparable prior year quarter are as follows: a $972,000 increase in net interest income, a $1.2 million increase in the provision for credit losses on loans, a $1.1 million decrease in non-interest income, a $966,000 increase in non-interest expense, and a $272,000 decrease in income tax expense.

Net interest income for the quarter ended December 31, 2022, increased $972,000, or 2.5%, primarily due to an increase in average interest-earning assets of $269.7 million, or 5.3%, partially offset by a seven basis point decrease in net interest margin to 2.89% from 2.96% for the quarter ended December 31, 2021. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of loans outstanding of $437.1 million, the average balance of other securities of $90.0 million, and the average balance of FHLBNY stock of $2.3 million, partially offset by decreases in the average balance of mortgage-backed securities of $111.2 million and the average balance of interest-earning deposits in financial institutions of $148.4 million. Partially offsetting the increase in net interest income was a $1.1 million reduction in fees related to the forgiveness of PPP loans and a $1.7 million reduction in loan prepayment income in the current quarter as compared to the quarter ended December 31, 2021.

The decrease in net interest margin was primarily due to the cost of interest-bearing liabilities increasing faster than the repricing of interest-earning assets. The cost of interest-bearing liabilities increased by 58 basis points to 0.95% for the quarter ended December 31, 2022, from 0.37% for the quarter ended December 31, 2021, driven by an increase in the costs of deposits and borrowed funds, reflecting the rising rate environment, and the issuance of $60.9 million of subordinated notes (net of issuance costs) in June 2022. Partially offsetting the increase in the cost of interest-bearing liabilities was an increase in yields on interest-earning assets which increased by 35 basis points to 3.58% for the quarter ended December 31, 2022, from 3.23% for the quarter ended December 31, 2021. Net interest income for the quarter ended December 31, 2022, included loan prepayment income of $287,000, as compared to $2.0 million for the quarter ended December 31, 2021. The Company accreted interest income related to PCD loans of $355,000 for the quarter ended December 31, 2022, as compared to $324,000 for quarter ended December 31, 2021. Fees recognized from PPP loans totaled $152,000 for the quarter ended December 31, 2022, as compared to $1.3 million for the quarter ended December 31, 2021.

The provision for credit losses on loans increased by $1.2 million to a provision of $1.2 million for the quarter ended December 31, 2022, from a provision of $39,000 for the quarter ended December 31, 2021. The increase in the provision for credit losses for the current quarter, as compared to the comparable prior year quarter, was primarily the result of loan growth, a declining macroeconomic outlook and higher net charge-offs, partially offset by an improvement in asset quality. At December 31, 2022, management qualitatively adjusted the economic forecast to account for uncertainty inherent in the third party economic forecast scenarios utilized. Net charge-offs were $493,000 for the quarter ended December 31, 2022, compared to net recoveries of $73,000 for the quarter ended December 31, 2021.

Non-interest income decreased by $1.1 million, or 24.7%, to $3.2 million for the quarter ended December 31, 2022, from $4.3 million for the quarter ended December 31, 2021, primarily due to a $670,000 decrease in income on bank-owned life insurance, attributable to fewer policies in the current year, and a $504,000 decrease in net realized gains on available-for-sale debt securities. Partially offsetting these decreases was an increase in gains on sales of loans of $180,000.
Non-interest expense increased by $966,000, or 4.7%, to $21.7 million for the quarter ended December 31, 2022, from $20.7 million for the quarter ended December 31, 2021. The increase was due primarily to a $247,000 increase in compensation and employee benefits, a $277,000 increase in data processing costs, a $269,000 increase in advertising expense due to the timing of certain campaigns, and a $420,000 increase in credit loss expense for off-balance sheet credit exposures. The increase in compensation and employee benefits expense was attributable to increases in salary expense due to annual merit increases and an increase in equity award expense related to new awards issued in the first quarter of 2022, partially offset by lower medical benefit expense. The increase in data processing expense is attributable to increased customer accounts and a higher number of transactions. The increase in credit loss expense for off-balance sheet credit exposures was primarily due to a provision of $199,000 recorded for the quarter ended December 31, 2022, compared to a benefit of $221,000 recorded for the comparable prior year quarter. The increases were partially offset by a decrease of $226,000 in professional fees.

The Company recorded income tax expense of $5.5 million for the quarter ended December 31, 2022, compared to $5.8 million for the quarter ended December 31, 2021, with the decrease due to lower taxable income. The effective tax rate for the quarter ended December 31, 2022, was 28.1% compared to 26.5% for quarter ended December 31, 2021.

Comparison of Operating Results for the Three Months Ended December 31, 2022 and September 30, 2022

Net income was $14.1 million and $17.0 million for the quarters ended December 31, 2022, and September 30, 2022, respectively. Significant variances from the prior quarter are as follows: a $2.7 million decrease in net interest income, a $1.5 million decrease in the provision for credit losses on loans, a $933,000 increase in non-interest income, a $3.8 million increase in non-interest expense, and a $1.2 million decrease in income tax expense.

Net interest income for the quarter ended December 31, 2022, decreased by $2.7 million, or 6.4%, primarily due to a 19 basis point decrease in net interest margin to 2.89% from 3.08% for the quarter ended September 30, 2022, and a $13.0 million, or 0.2%, decrease in the average balance of interest-earning assets. The decrease in the average balance of interest-earning assets was primarily due to decreases in the average balance of mortgage-backed securities of $48.3 million and the average balance of other securities of $2.4 million. The decreases were partially offset by increases in the average balance of loans outstanding of $33.1 million, the average balance of FHLBNY stock of $2.0 million, and the average balance of interest-earning deposits in financial institutions of $2.6 million. Net interest income was impacted by lower loan prepayment income of $1.3 million in the current quarter as compared to the trailing quarter.

The decrease in net interest margin was primarily due to the increase in the cost of interest-bearing liabilities outpacing the increase in yields on interest-earning assets. The cost of interest-bearing liabilities increased by 42 basis point to 0.95% for the quarter ended December 31, 2022, from 0.53% for the quarter ended September 30, 2022, driven by both higher cost of deposits and borrowed funds, reflective of the rising rate environment, and was partially offset by higher yields on interest-earning assets, which increased by 12 basis points to 3.58% for the quarter ended December 31, 2022, from 3.46% for the quarter ended September 30, 2022. Net interest income for the quarter ended December 31, 2022, included loan prepayment income of $287,000 as compared to $1.6 million for the quarter ended September 30, 2022. The Company accreted interest income related to PCD loans of $355,000 for the quarter ended December 31, 2022, as compared to $368,000 for the quarter ended September 30, 2022. Fees recognized from PPP loans totaled $152,000 and $144,000 respectively, for the quarters ended December 31, 2022, and September 30, 2022.

The provision for credit losses on loans decreased by $1.5 million to a provision of $1.2 million for the quarter ended December 31, 2022, from a provision of $2.7 million for the quarter ended September 30, 2022. The decrease in the provision was primarily due to slower loan growth, partially offset by a declining macroeconomic outlook and higher net charge-offs. Net charge-offs were $493,000 for the quarter ended December 31, 2022, as compared to net recoveries of $149,000 for the quarter ended September 30, 2022.

Non-interest income increased by $933,000, or 40.8%, to $3.2 million for the quarter ended December 31, 2022, from $2.3 million for the quarter ended September 30, 2022. The increase was primarily due to a $1.0 million increase in gains on trading securities, net. For the quarter ended December 31, 2022, gains on trading securities, net, were $585,000 compared to losses of $426,000 for the quarter ended September 30, 2022.

Non-interest expense increased by $3.8 million, or 21.2%, to $21.7 million for the quarter ended December 31, 2022, from $17.9 million for the quarter ended September 30, 2022. The increase was primarily due to a $1.5 million increase in compensation and employee benefits, a $2.1 million increase in credit loss expense for off-balance sheet credit exposures, and a $482,000 increase in advertising expense attributable to the timing of certain campaigns. The increase in compensation and employee benefits was primarily due to a $1.0 million increase in the mark to market of the Company's deferred compensation plan expense which as previously discussed has no impact on net income, and higher salary expense. The increase in credit loss expense for off-balance sheet credit exposures was due to a provision of $199,000 recorded for the quarter ended December 31, 2022, compared to a benefit of $1.9 million recorded for the quarter ended September 30, 2022, the benefit in the trailing quarter being attributable to a decrease in the pipeline of loans approved and awaiting closing. Partially offsetting the increases, was a decrease in other operating expense of $238,000.

The Company recorded income tax expense of $5.5 million for the quarter ended December 31, 2022, compared to $6.7 million for the quarter ended September 30, 2022. The effective tax rate for the quarter ended December 31, 2022, was 28.1% compared to 28.4% for the quarter ended September 30, 2022.

Financial Condition

Total assets increased $170.8 million, or 3.1%, to $5.60 billion at December 31, 2022, from $5.43 billion at December 31, 2021. The increase was primarily due to increases in total loans of $437.1 million, or 11.5%, other assets of $17.2 million, or 46.3%, and FHLBNY stock of $8.0 million, or 36.0%, partially offset by decreases in available-for sale debt securities of $256.1 million, or 21.2%, and cash and cash equivalents of $45.3 million, or 49.7%.

As of December 31, 2022, we estimate that our non-owner occupied commercial real estate concentration (as defined by regulatory guidance) to total risk-based capital was approximately 455.8%. Management believes that Northfield Bank (the “Bank”) has implemented appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which include monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, ability to pay dividends, and profitability.

Cash and cash equivalents decreased by $45.3 million, or 49.7%, to $45.8 million at December 31, 2022, from $91.1 million at December 31, 2021. The decrease was due to a decrease in deposits, as well as an increase in net loans held-for-investment. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans receivable increased by $437.1 million to $4.24 billion at December 31, 2022, from $3.81 billion at December 31, 2021. The overall increase was due to strong loan originations. Multifamily loans increased $306.5 million, or 12.2%, to $2.82 billion at December 31, 2022 from $2.52 billion at December 31, 2021, commercial real estate loans increased $90.7 million, or 11.2%, to $899.2 million at December 31, 2022 from $808.6 million at December 31, 2021, home equity loans increased $42.6 million, or 38.7%, to $152.6 million at December 31, 2022 from $110.0 million at December 31, 2021, and commercial and industrial loans (excluding PPP loans) increased $49.1 million, or 48.8%, to $149.6 million at December 31, 2022 from $100.5 million at December 31, 2021. The increases were partially offset by decreases in one-to-four family residential loans of $9.7 million, or 5.3%, to $173.9 million at December 31, 2022 from $183.7 million at December 31, 2021, construction and land loans of $2.6 million, or 9.3%, to $24.9 million at December 31, 2022 from $27.5 million at December 31, 2021, and PPP loans of $35.4 million, or 87.3%, to $5.1 million at December 31, 2022 from $40.5 million at December 31, 2021. Through December 31, 2022, 2,322 borrowers have received PPP forgiveness payments totaling approximately $225.4 million.

PCD loans totaled $11.5 million at December 31, 2022, and $15.8 million at December 31, 2021. The decrease in the PCD loan balance at December 31, 2022 was due to PCD loans being sold and paid off during the year. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $355,000 and $1.5 million attributable to PCD loans for the quarter and year ended December 31, 2022, respectively, as compared to $324,000 and $3.7 million for the quarter and year ended December 31, 2021, respectively. The decrease in income accreted for the year ended December 31, 2022, was due to the payoff of PCD loans in the prior year. PCD loans had an allowance for credit losses of approximately $3.9 million and $4.7 million, respectively, at December 31, 2022 and December 31, 2021.

Loan balances are summarized as follows (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021
Real estate loans:
Multifamily	$2,824,579	$2,856,322	$2,518,065
Commercial mortgage	899,249	889,390	808,597
One-to-four family residential mortgage	173,946	176,251	183,665
Home equity and lines of credit	152,555	146,546	109,956
Construction and land	24,932	21,668	27,495
Total real estate loans	4,075,261	4,090,177	3,647,778
Commercial and industrial loans	149,557	136,366	100,488
PPP loans	5,143	5,507	40,517
Other loans	2,230	2,158	2,015
Total commercial and industrial, PPP, and other loans	156,930	144,031	143,020
Loans held-for-investment, net (excluding PCD)	4,232,191	4,234,208	3,790,798
PCD loans	11,502	11,973	15,819
Total loans held-for-investment, net	$4,243,693	$4,246,181	$3,806,617

The following tables detail multifamily real estate originations for the years ended December 31, 2022 and 2021 (dollars in thousands):

For the Year Ended December 31, 2022
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$645,827	3.67%	57%	75	V	25 to 30 Years
1,200	3.75%	18%	181	F	15 Years
$647,027	3.67%	57%

For the Year Ended December 31, 2021
Multifamily Originations	Weighted Average Interest Rate	Weighted Average LTV Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$744,565	3.14%	62%	76	V	10 to 30 Years

Included within the tables above were $5.3 million and $200.1 million of multifamily loans originated in the quarters ended December 31, 2022 and December 31, 2021, respectively, at a weighted average rate of 5.60% and 3.16%, respectively.

The following table details loan pools purchased during the year ended December 31, 2022 (dollars in thousands):

For the Year Ended December 31, 2022
Purchase Amount	Loan Type	Weighted Average Interest Rate(1)	Weighted Average Loan-to-Value Ratio	Weighted Average Months to Next Rate Change or Maturity for Fixed Rate Loans	(F)ixed or (V)ariable	Amortization Term
$2,482	Residential	2.80%	54%	278	F	15 to 30 Years
5,214	Residential	3.05%	59%	303	F	15 to 30 Years
2,487	Residential	5.68%	79%	358	F	30 Years
$10,183		3.63%	63%
(1) Net of servicing fee retained by the originating bank

The geographic locations of the properties collateralizing the loans purchased in the table above are as follows: 76.1% in New York and 23.9% in New Jersey.

The Company’s available-for-sale debt securities portfolio decreased by $256.1 million, or 21.2%, to $952.2 million at December 31, 2022, from $1.21 billion at December 31, 2021. The decrease was primarily attributable to paydowns, maturities, calls, and sales, as well as a $70.2 million increase in net unrealized losses due to an increase in market interest rates. At December 31, 2022, $697.3 million of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $182.7 million in corporate bonds, all of which were considered investment grade at December 31, 2022, $72.1 million in U.S. Government agency securities, and $21,000 in municipal bonds.

Equity securities increased by $5.1 million to $10.4 million at December 31, 2022, from $5.3 million at December 31, 2021, primarily due to an increase in our investment in a Small Business Administration Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program.

Total liabilities increased $209.2 million, or 4.5%, to $4.90 billion at December 31, 2022, from $4.69 billion at December 31, 2021. The increase was primarily attributable to an increase in FHLB advances and other borrowings of $187.1 million, the issuance of subordinated debt, net of issuance costs, of $60.9 million, an increase in advance payments by borrowers for taxes and insurance of $1.1 million and an increase in accrued expenses and other liabilities of $4.2 million. The increases were partially offset by decreases in deposits of $19.1 million and securities sold under agreements to repurchase of $25,000.

Deposits decreased $19.1 million, or 0.46%, to $4.15 billion at December 31, 2022, as compared to $4.17 billion at December 31, 2021. The decrease was attributable to decreases of $25.8 million in transaction accounts, $249.6 million in savings accounts, and $101.4 million in money market accounts, partially offset by an increase of $357.7 million in certificates of deposit, primarily brokered deposits. The decrease in deposits is the result of competitive pricing pressures as market rates continue to increase.

Deposit account balances are summarized as follows (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021
Transaction:
Non-interest bearing checking	$852,660	$902,659	$898,490
Negotiable orders of withdrawal and interest-bearing checking	1,132,290	1,256,257	1,112,292
Total transaction	1,984,950	2,158,916	2,010,782
Savings and money market:
Savings	917,180	1,040,841	1,166,761
Money market	508,067	527,910	609,430
Total savings	1,425,247	1,568,751	1,776,191
Certificates of deposit:
Brokered deposits	390,035	309,922	31,000
$250,000 and under	293,200	308,563	286,580
Over $250,000	56,787	58,007	64,781
Total certificates of deposit	740,022	676,492	382,361
Total deposits	$4,150,219	$4,404,159	$4,169,334

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021

Business customers	$1,146,803	$1,224,602	$1,184,472
Municipal customers	$604,717	$699,891	$633,458

Borrowed funds increased to $644.9 million at December 31, 2022, from $421.8 million at December 31, 2021. The increase in borrowings for the period was due to an increase in FHLB and other borrowings of $187.1 million and the issuance of $62.0 million in aggregate principal amount of fixed to floating subordinated notes (the “Notes”). The Notes are non-callable for five years, have a stated maturity of June 30, 2032, and bear interest at a fixed rate of 5.00% until June 30, 2027. From July 2027 to the maturity date or early redemption date, the interest rate will reset quarterly to a level equal to the then current three-month Secured Overnight Financing Rate plus 200 basis points. Debt issuance costs totaled $1.1 million. Partially offsetting the increases was a decrease in securities sold under agreements to repurchase of $25.0 million. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following is a table of term borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at December 31, 2022 (dollars in thousands):

Year	Amount	Weighted Average Rate
2023	$87,500	2.89%
2024	50,000	2.47%
2025	112,500	1.48%
2026	20,000	3.48%
2027	125,000	2.79%
	$395,000	2.43%
Total stockholders’ equity decreased by $38.5 million to $701.4 million at December 31, 2022, from $739.9 million at December 31, 2021. The decrease was attributable to a $50.4 million decrease in accumulated other comprehensive income associated with a decline in the estimated fair value of our debt securities available-for-sale portfolio, $24.1 million in dividend payments, and $30.8 million in stock repurchases, partially offset by net income of $61.1 million for year ended December 31, 2022, and a $5.7 million increase in equity award activity. During the first quarter of 2022, the $54.2 million stock repurchase program that was approved in March 2021, was completed upon reaching the purchase limit. On June 16, 2022, the Board of Directors of the Company approved a new $45.0 million stock repurchase program. During the year ended December 31, 2022, the Company repurchased approximately 2.1 million of its common stock outstanding at an average price of $14.72 for a total of $30.8 million pursuant to the approved stock repurchase plans. As of December 31, 2022, the Company had approximately $22.4 million in remaining capacity under its current repurchase program.

The Company continues to maintain adequate liquidity and a strong capital position. The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the FHLB and Federal Reserve Bank utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business.

The Company had the following primary sources of liquidity at December 31, 2022 (dollars in thousands):

Cash and cash equivalents(1)	$31,269
Corporate bonds(2)	$168,032
Multifamily loans(2)	$1,573,615
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$191,821

(1) Excludes $14.5 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. The CBLR replaces the risk-based and leverage capital requirements in the generally applicable capital rules. At December 31, 2022, the Company and the Bank's estimated CBLR ratios were 12.65% and 12.68%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9.0%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing loans, non-performing assets, troubled debt restructurings on which interest is accruing, and accruing loans 30 to 89 days delinquent at December 31, 2022, September 30, 2022, and December 31, 2021 (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$3,285	$3,697	$1,882
Commercial	5,184	5,211	5,117
One-to-four family residential	118	126	314
Home equity and lines of credit	262	267	281
Commercial and industrial	964	524	28
Total non-accrual loans	9,813	9,825	7,622
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	$233	$—	$—
Commercial	8	18	147
One-to-four family residential	155	6	165
PPP loans	24	23	72
Other	5	7	—
Total loans held-for-investment delinquent 90 days or more and still accruing	425	54	384
Total non-performing loans	10,238	9,879	8,006
Other real estate owned	—	—	100
Total non-performing assets	$10,238	$9,879	$8,106
Non-performing loans to total loans	0.24%	0.23%	0.21%
Non-performing assets to total assets	0.18%	0.17%	0.15%
Loans subject to restructuring agreements and still accruing	$3,751	$4,084	$5,820
Accruing loans 30-89 days delinquent	$3,644	$2,980	$1,166

Other Real Estate Owned

At December 31, 2022 and September 30, 2022, the Company had no assets acquired through foreclosure. As of December 31, 2021, other real estate owned was comprised of one property located in New Jersey, which had a carrying value of approximately $100,000, and which was sold during the second quarter of 2022 for a small gain.

Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $3.6 million, $3.0 million, and $1.2 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at December 31, 2022, September 30, 2022, and December 31, 2021 (dollars in thousands):

	December 31, 2022	September 30, 2022	December 31, 2021
Held-for-investment
Real estate loans:
Multifamily	$189	$725	$—
Commercial	900	366	144
One-to-four family residential	672	606	593
Home equity and lines of credit	830	599	412
Commercial and industrial loans	1,048	684	—
PPP loans	—	—	2
Other loans	5	—	15
Total delinquent accruing loans held-for-investment	$3,644	$2,980	$1,166

PCD Loans (Held-for-Investment)
The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($11.5 million at December 31, 2022 and $15.8 million at December 31, 2021) as accruing, even though they may be contractually past due. At December 31, 2022, 6.8% of PCD loans were past due 30 to 89 days, and 23.0% were past due 90 days or more, as compared to 10.5% and 19.2%, respectively, at December 31, 2021.

About Northfield Bank

Northfield Bank, founded in 1887, operates 38 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.
Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, the effects of the COVID-19 or any other pandemic, including the effects of the steps taken to address the pandemic and their impact on the Company’s market and employees, competition among depository and other financial institutions, including with respect to reduction of overdraft and other fees, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.99%	1.18%	1.19%	1.09%	1.29%
Return on equity (ratio of net income to average equity) (7) (8)	8.07	8.64	9.45	8.57	9.42
Average equity to average total assets	12.31	13.63	12.56	12.75	13.69
Interest rate spread	2.63	2.86	2.93	2.82	2.89
Net interest margin	2.89	2.96	3.08	2.97	3.01
Efficiency ratio (2)	50.88	48.52	40.34	46.27	46.54
Non-interest expense to average total assets	1.52	1.51	1.25	1.38	1.44
Non-interest expense to average total interest-earning assets	1.59	1.60	1.31	1.44	1.53
Average interest-earning assets to average interest-bearing liabilities	136.68	138.48	137.26	137.82	135.63
Asset Quality Ratios:
Non-performing assets to total assets	0.18	0.15	0.17	0.18	0.15
Non-performing loans (3) to total loans (4)	0.24	0.21	0.23	0.24	0.21
Allowance for credit losses to non-performing loans	416.26	486.80	423.96	416.26	486.80
Allowance for credit losses to total loans held-for-investment, net (5) (6) (7)	1.00	1.02	0.99	1.00	1.02

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans, and loans held-for-sale.
(5)Includes originated loans held-for-investment, PCD loans, and acquired loans.
(6)Excluding PPP loans (which are fully government guaranteed and do not carry any provision for losses) of $5.1 million, $5.5 million, and $40.5 million at December 31, 2022, September 30, 2022, and December 31, 2021, respectively, the allowance for credit losses to total loans held for investment, net, totaled 1.01%, 0.99%, and 1.03% respectively, at December 31, 2022, September 30, 2022, and December 31, 2021.
(7)The Company adopted the CECL accounting standard effective January 1, 2021, and recorded a $10.4 million increase to its allowance for credit losses, including reserves of $6.8 million related to PCD loans.
(8)For the year ended December 31, 2021, in connection with the adoption of CECL, the Company recognized a cumulative effect adjustment that reduced stockholders’ equity by $3.1 million, net of tax.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS:
Cash and due from banks	$14,530	$13,882	$18,191
Interest-bearing deposits in other financial institutions	31,269	56,783	72,877
Total cash and cash equivalents	45,799	70,665	91,068
Trading securities	10,751	10,074	13,461
Debt securities available-for-sale, at estimated fair value	952,173	1,002,231	1,208,237
Debt securities held-to-maturity, at amortized cost	10,760	4,572	5,283
Equity securities	10,443	8,571	5,342
Loans held-for-sale	—	504	—
Loans held-for-investment, net	4,243,693	4,246,181	3,806,617
Allowance for credit losses	(42,617)	(41,883)	(38,973)
Net loans held-for-investment	4,201,076	4,204,298	3,767,644
Accrued interest receivable	17,426	16,075	14,572
Bank-owned life insurance	167,912	167,046	164,500
Federal Home Loan Bank of New York stock, at cost	30,382	22,417	22,336
Operating lease right-of-use assets	34,288	35,446	33,943
Premises and equipment, net	24,844	25,382	25,937
Goodwill	41,012	41,012	41,012
Other assets	54,427	61,302	37,207
Total assets	$5,601,293	$5,669,595	$5,430,542

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$4,150,219	$4,404,159	$4,169,334
Securities sold under agreements to repurchase	25,000	25,000	50,000
Federal Home Loan Bank advances and other borrowings	558,859	382,678	371,755
Subordinated debentures, net of issuance costs	60,996	60,940	—
Lease liabilities	39,790	41,051	39,851
Advance payments by borrowers for taxes and insurance	25,995	26,137	24,909
Accrued expenses and other liabilities	39,044	36,328	34,810
Total liabilities	4,899,903	4,976,293	4,690,659

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	701,390	693,302	739,883
Total liabilities and stockholders’ equity	$5,601,293	$5,669,595	$5,430,542

Total shares outstanding	47,442,488	47,888,376	49,266,733
Tangible book value per share (1)	$13.91	$13.61	$14.18

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $266,000, $310,000, and $440,000 at December 31, 2022, September 30, 2022, and December 31, 2021, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENT OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	Three Months Ended			Years Ended
	December 31,		September 30,	December 31,
	2022	2021	2022	2022	2021
Interest income:
Loans	$42,881	$38,702	$42,311	$160,911	$158,217
Mortgage-backed securities	3,659	2,261	3,284	12,461	10,640
Other securities	1,440	563	1,201	4,325	1,965
Federal Home Loan Bank of New York dividends	386	255	283	1,174	1,279
Deposits in other financial institutions	394	68	199	817	197
Total interest income	48,760	41,849	47,278	179,688	172,298
Interest expense:
Deposits	5,675	1,246	2,121	10,289	6,207
Borrowings	2,908	2,234	2,304	9,296	10,442
Subordinated debt	836	—	842	1,797	—
Total interest expense	9,419	3,480	5,267	21,382	16,649
Net interest income	39,341	38,369	42,011	158,306	155,649
Provision/(benefit) for credit losses	1,227	39	2,703	4,482	(6,184)
Net interest income after provision/(benefit) for credit losses	38,114	38,330	39,308	153,824	161,833
Non-interest income:
Fees and service charges for customer services	1,499	1,500	1,500	5,705	5,394
Income on bank-owned life insurance	866	1,536	861	3,414	4,103
Gains on available-for-sale debt securities, net	15	519	—	279	1,495
Gains/(losses) on trading securities, net	585	607	(426)	(2,206)	1,703
Gain on sale of loans	180	—	273	453	1,401
Other	74	111	78	338	357
Total non-interest income	3,219	4,273	2,286	7,983	14,453
Non-interest expense:
Compensation and employee benefits	12,252	12,005	10,784	41,961	43,677
Occupancy	3,200	3,330	3,347	13,241	13,956
Furniture and equipment	440	427	438	1,730	1,737
Data processing	2,093	1,816	1,847	7,415	6,784
Professional fees	806	1,032	903	3,846	3,596
Advertising	902	633	420	2,159	2,358
Federal Deposit Insurance Corporation insurance	339	308	356	1,407	1,365
Credit loss expense/(benefit) for off-balance sheet exposures	199	(221)	(1,888)	(1,061)	307
Other	1,425	1,360	1,663	6,250	5,379
Total non-interest expense	21,656	20,690	17,870	76,948	79,159
Income before income tax expense	19,677	21,913	23,724	84,859	97,127
Income tax expense	5,538	5,810	6,745	23,740	26,473
Net income	$14,139	$16,103	$16,979	$61,119	$70,654
Net income per common share:
Basic	$0.31	$0.34	$0.37	$1.32	$1.46
Diluted	$0.31	$0.34	$0.37	$1.32	$1.45
Basic average shares outstanding	45,486,423	47,212,839	46,047,104	46,234,122	48,416,495
Diluted average shares outstanding	45,789,419	47,667,987	46,236,662	46,438,119	48,754,263

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$4,247,576	$42,881	4.01%	$4,214,438	$42,311	3.98%	$3,810,502	$38,702	4.03%
Mortgage-backed securities (3)	785,676	3,659	1.85	833,975	3,284	1.56	896,912	2,261	1.00
Other securities (3)	292,413	1,440	1.95	294,786	1,201	1.62	202,453	563	1.10
Federal Home Loan Bank of New York stock	24,609	386	6.22	22,641	283	4.96	22,336	255	4.53
Interest-earning deposits in financial institutions	53,920	394	2.90	51,364	199	1.54	202,295	68	0.13
Total interest-earning assets	5,404,194	48,760	3.58	5,417,204	47,278	3.46	5,134,498	41,849	3.23
Non-interest-earning assets	237,074			257,177			292,366
Total assets	$5,641,268			$5,674,381			$5,426,864

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,708,942	$1,739	0.25%	$2,923,600	$701	0.10%	$2,891,982	$583	0.08%
Certificates of deposit	732,006	3,936	2.13	554,018	1,420	1.02	394,148	663	0.67
Total interest-bearing deposits	3,440,948	5,675	0.65	3,477,618	2,121	0.24	3,286,130	1,246	0.15
Borrowed funds	451,049	2,908	2.56	407,668	2,304	2.24	421,746	2,234	2.10
Subordinated debt	61,947	836	5.35	61,283	842	5.45	—	—	—
Total interest-bearing liabilities	3,953,944	9,419	0.95	3,946,569	5,267	0.53	3,707,876	3,480	0.37
Non-interest bearing deposits	890,633			911,183			879,689
Accrued expenses and other liabilities	102,012			103,853			99,707
Total liabilities	4,946,589			4,961,605			4,687,272
Stockholders' equity	694,679			712,776			739,592
Total liabilities and stockholders' equity	$5,641,268			$5,674,381			$5,426,864

Net interest income		$39,341			$42,011			$38,369
Net interest rate spread (4)			2.63%			2.93%			2.86%
Net interest-earning assets (5)	$1,450,250			$1,470,635			$1,426,622
Net interest margin (6)			2.89%			3.08%			2.96%
Average interest-earning assets to interest-bearing liabilities			136.68%			137.26%			138.48%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Years Ended
	December 31, 2022			December 31, 2021
	Average Outstanding Balance	Interest	Average Yield/ Rate	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (1)	$4,077,175	$160,911	3.95%	$3,862,243	$158,217	4.10%
Mortgage-backed securities (2)	863,897	12,461	1.44	975,518	10,640	1.09
Other securities (2)	285,385	4,325	1.52	151,495	1,965	1.30
Federal Home Loan Bank of New York stock	22,541	1,174	5.21	25,420	1,279	5.03
Interest-earning deposits in financial institutions	85,485	817	0.96	164,553	197	0.12
Total interest-earning assets	5,334,483	179,688	3.37	5,179,229	172,298	3.33
Non-interest-earning assets	259,891			299,664
Total assets	$5,594,374			$5,478,893

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,898,048	$3,610	0.12%	$2,811,552	$3,031	0.11%
Certificates of deposit	525,557	6,679	1.27	505,472	3,176	0.63
Total interest-bearing deposits	3,423,605	10,289	0.30	3,317,024	6,207	0.19
Borrowed funds	413,697	9,296	2.25	501,523	10,442	2.08
Subordinated debt	33,436	1,797	5.37	—	—	—
Total interest-bearing liabilities	$3,870,738	21,382	0.55	$3,818,547	16,649	0.44
Non-interest bearing deposits	907,603			812,805
Accrued expenses and other liabilities	102,807			97,385
Total liabilities	4,881,148			4,728,737
Stockholders' equity	713,226			750,156
Total liabilities and stockholders' equity	$5,594,374			$5,478,893

Net interest income		$158,306			$155,649
Net interest rate spread (3)			2.82%			2.89%
Net interest-earning assets (4)	$1,463,745			$1,360,682
Net interest margin (5)			2.97%			3.01%
Average interest-earning assets to interest-bearing liabilities			137.82%			135.63%

(1)     Includes non-accruing loans.
(2)     Securities available-for-sale and other securities are reported at amortized cost.
(3)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(4)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)    Net interest margin represents net interest income divided by average total interest-earning assets.